Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
MEADWESTVACO CORPORATION

MeadWestvaco Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1.	That the name of the corporation is “MeadWestvaco Corporation” and the name under which it was originally incorporated was “MW Holding Corporation”;

2.
That the corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 24, 2001 and last amended by the stockholders of MeadWestvaco Corporation on April 29, 2008;

3.
That, pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments herein set forth have been duly adopted by the stockholders of MeadWestvaco Corporation on July 1, 2015;

4.	That this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware; and

5.	That the text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is MeadWestvaco Corporation.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware, 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH:  In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SIXTH:  Subject to the last sentence of Article SEVENTH, the Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and this Certificate of Incorporation, and all rights conferred upon stockholders and directors herein, are granted subject to this reservation.

SEVENTH:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment or repeal of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

EIGHTH:  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

*  *  *  *

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 2 day of July, 2015.

MEADWESTVACO CORPORATION

By:	/s/ John J. Carrara
Name: John J. Carrara
Title: Assistant Secretary